American Mutual Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$405,415
Class B	$12,408
Class C	$16,302
Class F1	$12,755
Class F2	$2,130
Total	$449,010
Class 529-A	$7,009
Class 529-B	$889
Class 529-C	$1,575
Class 529-E	$354
Class 529-F-1	$268
Class R-1	$384
Class R-2	$3,153
Class R-3	$5,058
Class R-4	$2,127
Class R-5	$8,585
Class R-6	$4,648
Total	$483,060

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7240
Class B	$0.5769
Class C	$0.5718
Class F1	$0.7240
Class F2	$0.7767
Class 529-A	$0.7115
Class 529-B	$0.5578
Class 529-C	$0.5616
Class 529-E	$0.6568
Class 529-F-1	$0.7519
Class R-1	$0.5751
Class R-2	$0.5466
Class R-3	$0.6585
Class R-4	$0.7195
Class R-5	$0.7723
Class R-6	$0.3274

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	549,899
Class B	19,876
Class C	28,558
Class F1	18,728
Class F2	6,011
Total	623,072
Class 529-A	10,591
Class 529-B	1,601
Class 529-C	3,037
Class 529-E	579
Class 529-F-1	421
Class R-1	789
Class R-2	6,178
Class R-3	8,415
Class R-4	3,504
Class R-5	5,012
Class R-6	16,591
Total	679,790

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$21.57
Class B	$21.41
Class C	$21.36
Class F1	$21.51
Class F2	$21.57
Class 529-A	$21.54
Class 529-B	$21.46
Class 529-C	$21.46
Class 529-E	$21.48
Class 529-F-1	$21.56
Class R-1	$21.43
Class R-2	$21.40
Class R-3	$21.46
Class R-4	$21.53
Class R-5	$21.57
Class R-6	$21.58